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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
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FORM 3                                                     OMB APPROVAL
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                                                 OMB Number           3235-0194
                                                 Expires:    September 30, 1998
                                                 Estimated average burden
                                                 hours per response........ 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


File pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1.  Name and address of Reporting Person*      2.  Date of Event Re-         4.  Issuer Name and Ticker or Trading Symbol
                                                   quiring Statement             U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ)
    McDowell          John        C.               (Month/Day/Year)       --------------------------------------------------------
--------------------------------------------                                 5.  Relationship of Reporting Person to Issuer
    (Last)            (First)     (Middle)             1/5/98                           (Check all applicable)
                                             ---------------------------            Director                      10% Owner
    P.O. Box 10, 6400 Highway 66               3.  IRS or Social Se-           -----                         -----
--------------------------------------------       curity Number of              x  Officer  (give                Other  (specify
                      (Street)                      Reporting Person           -----         title below)    -----       below)
                                                   (Voluntary)                     Vice President-Finance and Controller
    Klamath Falls     OR          97601                                        ------------------------------------------
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    (City)            (State)     (Zip)

6.  If Amendment, Date of
    Original (Month/Day/Year)

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7.  Individual or Joint/Group
    Filing (Check Applicable Line)
  x   Form filed by One Reporting Person
-----
      Form filed by More than One Reporting Person
-----
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                                      TABLE I - Non Derivative Securities Beneficially Owned
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1. Title of Security               2. Amounts of Securities       3. Ownership         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                         Beneficially Owned             Form: Direct         (Instr. 5)
                                      (Instr. 4)                     (D) or Indirect
                                                                     (I)   (Instr. 5)
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Common Units                       0                              N/A
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                                                                                                                             (Over)
                                                                                                                    SEC 1473 (7/96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).
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FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month/Day/                                         Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
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
Unit Options (right to convert)      +      ++     Common Units              34,310       +++              D
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
Explanation of Responses:

+ The Unit Options will become exercisable upon the conversion of the Subordinated Units to Common Units on a pro rata basis, which date shall be no earlier than December 31, 2000.
++ The Unit Options expire on the tenth anniversary of the date such Unit Option is granted or earlier in certain instances upon termination of employment.
+++ The Unit Options will have an exercise price of $21.44, the market value of the Common Units as of the close of trading on January 5, 1998.




**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/ John C. McDowell                  1/27/98
                              -------------------------------    --------------
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1473 (7-96)